                                                                   EXHIBIT 10.30

March 28, 2001

PERSONAL AND CONFIDENTIAL



Mr. Brian E. Johnson
1750 Henly, Unit 18
Glenview, Illinois 60025

Dear Brian:

We have been extremely pleased with our discussions to date and are delighted you are seriously considering a leadership career with Pliant Corporation. The purpose of this letter is to confirm our various discussions to date and to present to you a formal offer.

By accepting a position with Pliant Corporation, you are expected to conduct yourself in an honest and ethical manner at all times consistent with management's desire to operate its business on the highest level of business standards.

You will join the company in the position of Executive Vice President - Chief Financial Officer, and report to me as President & Chief Operating Officer. The organizational groups of finance and information technology will report to you.

As you learn our organization and operations, we will look to your leadership and guidance to help us achieve our current projected goals and beyond.

Your initial base salary for the first year will be at the monthly rate of $21,666.67. Your base salary will be reviewed annually thereafter.

You will be eligible for our Management Incentive Plan, which has a target bonus of 50% of your base salary, paid quarterly. The maximum bonus is not capped.

On your first day of employment, you will be granted 5,000 stock options.

You will have the option of participating in our standard automobile policy.

The company will reimburse you for monthly dues in your present country club membership, and any direct business related expenses.

You will be granted three (3) weeks of vacation per year until your earned vacation based on your years of service coincides with the company policy. Thereafter, your vacation shall be in accordance with our standard vacation policy. You are expected to schedule your vacation so as not to interfere with your responsibilities and to be consistent with good business judgment.

You will participate in the company's normal benefit plans for similarly situated employees.

In the event of involuntary termination of your employment for reasons other than cause or a change of control, you will be eligible for one year's severance. In the event such involuntary termination occurs within the first year of employment, you will receive one year's severance plus salary continuation from the effective date of termination through the first anniversary of your employment.

You will be required to take and pass our standard pre-employment physical and drug test.

All of these terms are covered in detail in the attached employment agreement and stock option plan.

Given that the terms and conditions of these documents are satisfactory, we would ask you to indicate your acceptance by signing and returning this Offer Letter by April 6, 2001 (FAX is acceptable - 847-969-3338), and to resign your current position on or about April 2, 2001. Furthermore, within the bounds of professional business conduct, we ask that you make every effort to begin your employment with Pliant Corporation as soon as possible, but no later that April 23, 2001.

Brian, we hope this has accurately captured the intent of our various conversations to date. If you have any questions please call Larry Shepler, Vice President Human Resources, at 847-969-3357. We look forward to your acceptance of this offer and to a long and mutually beneficial relationship.

Sincerely,

PLIANT CORPORATION


/s/ Jack E. Knott

Jack E. Knott
President and Chief Operating Officer


Accepted by: /s/ Brian E. Johnson                    3/30/01
             ------------------------------------------------
             Brian E. Johnson                            Date

                              EMPLOYMENT AGREEMENT
                      dated as of March [ ], 2001, between
                     PLIANT CORPORATION, a Utah corporation
                              (the "Company"), and
                        BRIAN JOHNSON (the "Executive").


                   Each of the Company and its Subsidiaries is engaged in the business (the "Business") of producing and distributing polymer-based, value-added films and flexible packaging products for food, personal care, medical, agricultural, industrial and other applications.

                   The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth.

                   NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

SECTION 1.         EMPLOYMENT.

                   The Company hereby employs the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 16, 2001 (the "Commencement Date") and ending on the Termination Date determined pursuant to Section 4(a) (the "Employment Period").

SECTION 2.         BASE SALARY AND BENEFITS.

                   (a) During the Employment Period, the Executive's base salary shall be $260,000 per annum (the "Base Salary"), which salary shall be payable in such installments as is customary for senior executives of the Company. In addition, during the Employment Period, the Executive shall be entitled to participate in all employee benefit programs for which other senior executives of the Company are generally eligible, and the Executive shall be eligible to participate in all insurance plans available generally to other senior executives of the Company. The Executive shall be entitled to take three weeks of paid vacation annually, or any greater amount of paid vacation to which he is entitled under the Company's vacation policy as in effect during the Employment Period. The Board shall conduct a review of the Executive's Base Salary on an annual or more frequent basis.

                   (b) The Executive shall be entitled to participate in the Company's stock option program. The Executive understands that the stock option program is a discretionary program that may or may not result in additional compensation to the Executive in any particular year, and that the Company may modify or revoke the stock option program at any time (although the Executive would be entitled to participate in any program adopted to replace the stock option program).

                   (c) On the Commencement Date, the Company will grant the Executive 5,000 options to acquire Common Stock pursuant to the terms of an option agreement in the form of Exhibit A attached hereto (the "Option Agreement").

                   (d) The Executive shall be entitled to participate in the Company's Management Incentive Plan, as amended, revised or replaced from time to time. The Executive understands that the Management Incentive Plan is a discretionary program that may or may not result in additional compensation to the Executive in any particular year, and that the Company may modify or revoke the Management Incentive Plan at any time (although the Executive would be entitled to participate in any program adopted to replace the Management Incentive Plan). Notwithstanding the foregoing, the parties agree that the Executive's bonus target for any calendar year will be 50% of Base Salary.

                   (e) The Executive will be covered under the terms of the Company's leased car program, which covers the cost of his annual lease, car insurance, gasoline and maintenance. The Executive will be eligible for reimbursement by the Company for membership at one country club. The Executive will continue to be eligible for benefits under the Company's relocation program, should he experience an eligible relocation. The Executive will be entitled to participate in all other perquisite programs offered by the Company to senior executives of the Company.

                   (f) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

                   (g) The Company shall deduct from any payments to be made by it to the Executive under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

SECTION 3.         POSITION AND DUTIES.

                   (a) The Company employs the Executive as Senior Vice President and Chief Financial Officer. His responsibilities and duties will be commensurate with the title of his position, and will include those duties and responsibilities normally performed by the Senior Vice President and Chief Financial Officer of a private corporation in the Business. The Executive will report directly to the President. The Executive will perform his duties from the Chicago, Illinois location.

                   (b) The Executive acknowledges and agrees to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its Subsidiaries. During the Employment Period, the Executive shall devote his best efforts, on a full-time basis, to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to Section 2(a), illness or incapacity or other personal investment activities that do not interfere with his full and timely performance of his duties and responsibilities under this Agreement). During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, materially conflicts with his duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

SECTION 4.         TERMINATION.

                   (a) Termination Date. The Executive's employment under this Agreement shall terminate upon the earliest to occur (the date of such occurrence being the "Termination Date") of (i) the fifth anniversary of the Commencement Date (an "Expiration"), (ii) the effective date of the Executive's resignation (a "Resignation"), (iii) the effective date of the Executive's Resignation for Good Reason, (iv) the Executive's death, (v) the Executive's Disability (as later defined), (vi) the Executive's Retirement (as later defined), (vii) the effective date of a termination of the Executive's employment for Cause by the Board (a "Termination for Cause"), and (viii) the effective date of a termination of the Executive's employment by the Board for reasons that do not constitute Cause (a "Termination Without Cause"). The effective date of the Executive's Resignation or the Executive's Retirement shall be as determined under Section 4(b); the effective date of a Resignation for Good Reason shall be as determined under Section 4(c); the effective date of the Executive's Disability shall be the date specified in a notice delivered to the Executive by the Company; and the effective date of a Termination for Cause or a Termination Without Cause shall be the date specified in a notice delivered to the Executive by the Company of such termination.

                   (b) Resignation or Retirement. The Executive shall give the Company and the Board at least ninety (90) days' prior written notice of a Resignation or Retirement, with the effective date of such Resignation or Retirement specified therein. The Board may, in its discretion, accelerate the effective date of the Resignation, but not of a Retirement.

                   (c) Resignation for Good Reason. The Executive will give the Company and the Board at least thirty (30) days' prior written notice of a Resignation for Good Reason.

SECTION 5.         EFFECT OF TERMINATION; SEVERANCE.

                   (a) In the event of a Termination Without Cause or a Resignation for Good Reason, the Executive or his beneficiaries or estate shall receive the following:

                           (i) the unpaid portion of the Base Salary, computed
                  on a pro rata basis to the Termination Date;

                           (ii) (A) in the event that the Termination Date
                  occurs prior to the second anniversary of the Commencement Date, the greater of (x) the unpaid portion of the Base Salary for the period beginning on the Termination Date and ending on the second anniversary of the Commencement Date and (y) the unpaid portion of the Base Salary for the period beginning on the Termination Date and ending on the first anniversary of the Termination Date, or (B) in the event that the Termination Date occurs after the second anniversary of the Commencement Date, the unpaid portion of the Base Salary for the period beginning on the Termination Date and ending on the first anniversary of the Termination Date, in the case of clauses
                  (A) and (B), payable in the same amounts and at the same intervals as the Base Salary was paid immediately prior to the Termination Date; provided, however, that in the event of a breach by the Executive of Sections 7, 8, 9, or 10 on or after the Termination Date, the provisions of Section 12 shall apply;

                           (iii) the quarterly bonus payment(s) that would have
                  been payable to the Executive under the quarterly portion of the Company's Management Incentive Plan, as amended, revised or replaced from time to time for all senior executives of the Company, plus an amount equal to the annual portion of the bonus that was paid or is payable to the Executive for the year preceding the calendar year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days of the then-current calendar year that elapse before the Termination Date, and the denominator of which is 365;

                           (iv) reimbursement for any expenses for which the
                  Executive shall not have been previously reimbursed, as provided in Section 2(f); and

                           (v) continued participation in the Company's
                  comprehensive medical and dental plan for the period beginning on the Termination Date and ending on the first anniversary of the Termination Date, with the COBRA continuation coverage qualifying event, connected with the Executive's termination occurring when he loses coverage at the end of that one-year period. If it is unable to obtain the consent of its medical and/or dental plan insurer to provide coverage under this clause (v), the Company may instead pay the full premium cost of other medical and dental insurance that provides comparable coverage for the required one-year period, and require the Executive to pay an amount equal to the then-current COBRA continuation premium for the period after the one-year period during which the Executive would be entitled to COBRA continuation coverage (with the Executive and his dependents being treated for all notice, election, coverage entitlement and other administrative purposes the same as other COBRA qualified beneficiaries under the Company's medical and dental plan). The parties agree that the Executive's entitlement to medical and dental coverage during the first year after the Termination Date will end on the date he becomes eligible for comprehensive medical and dental coverage under a plan of his successor employer, if he becomes so eligible before the first anniversary of the Termination Date.

                   (b) In the event of the Executive's death, Disability, Retirement, or Resignation, or an Expiration, the Executive or his beneficiaries or estate shall have the right to receive the following:

                           (i) the unpaid portion of the Base Salary, computed
                  on a pro rata basis to the Termination Date;

                           (ii) the quarterly bonus payment(s) that would have
                  been payable to the Executive under the quarterly portion of the Company's Management Incentive Plan, as amended, revised or replaced from time to time for all senior executives of the Company, plus an amount equal to the annual portion of the bonus that was paid or is payable to the Executive for the year preceding the calendar year in which the Termination Date occurred, multiplied by a fraction, the numerator of which is the number of days of the then-current calendar year that elapse before the Termination Date, and the denominator of which is 365;

                           (iii) reimbursement for any expenses for which the
                  Executive shall not have been previously reimbursed, as provided in Section 2(f); and

                           (iv) in the event of a termination due to Disability,
                  such Executive's Base Salary will continue until such time as the Executive first receives benefits under the Company's then-effective long-term disability plan.

                   (c) In the event of a Termination for Cause, the Executive or his beneficiaries or estate shall have the right to receive the following:

                           (i) the unpaid portion of the Base Salary, computed
                  on a pro rata basis to the Termination Date; and

                           (ii) reimbursement for any expenses for which the
                  Executive shall not have been previously reimbursed, as provided in Section 2(f); and

                   (d) Notwithstanding any other term of this Agreement to the contrary, upon termination of the Executive's employment for any reason, the Executive will in all events receive, when they would otherwise be then due and owing, any amounts he will have accrued and vested in under the Company's qualified and nonqualified retirement plans, all statutory rights to receive or purchase welfare benefits, reimbursement for un-reimbursed expenses in accordance with the policies of the Company in effect as of the Termination Date, accrued vacation pay, and any other employee benefits owing to him, all as determined in accordance with the applicable terms of the plans themselves and the laws applicable to them. No provision of this Agreement will be deemed to curtail or reduce the Executive's rights under any Company employee benefit plan, program or arrangement.

SECTION 6.         REPURCHASE OF SHARES.


                   (a) In the event that the Executive's employment with the Company or any of its Subsidiaries is terminated for whatever reason, the Company or its designee shall have the right (but not the obligation) to repurchase from (i) the Executive, (ii) each member of his Family Group, (iii) his Permitted Transferees (as defined in the Stockholders' Agreement) and (iv) any investment vehicle owning shares attributable to the Executive or through which the Executive otherwise owns, or has a beneficial interest in, Shares (all of the persons referred to in the foregoing clauses (i), (ii) (iii) and (iv) hereinafter collectively referred to as the "Executive Group") all or any part of the Shares owned by the Executive Group.

                   (b) The repurchase right of the Company or its designee under this Section 6 may be exercised by written notice on one occasion (the "Repurchase Notice"), specifying the number of Shares to be repurchased, and given to the Executive within 120 days of the Termination Date (or, if the Company shall not have assigned its rights under this Section 6 and shall be legally prevented (whether by contract or statutorily) from making such repurchase during the foregoing 120-day period, then the Repurchase Notice may be delivered by the Company within forty-five (45) days after the date on which it shall be legally permitted to make such repurchase), but in no event shall the Company be permitted to make such election after the third anniversary of the Termination Date. Upon the delivery of a Repurchase Notice to the Executive, each member of the Executive Group shall be obligated to sell or cause to be sold to the Company or its designee the Shares specified in such Repurchase Notice.

                   (c) In the event of the Executive's (w) Resignation for Good Reason, (x) death, (y) Disability or (z) Retirement, the Executive, or his estate, as applicable shall have the right (but not the obligation) to cause the Company to repurchase all (but not less than all) of the Shares owned by the Executive Group; provided, however, that the Executive, or his estate, as applicable, provides the Company with prior written notice (the "Put Notice") of an intent to exercise the rights hereunder and such notice is delivered to the Company not later than 120 days after the Termination Date, or, in the event of the Executive's death or the Executive's Disability resulting in legal incapacity, not later than 120 days after an executor or other legally empowered representative has been appointed to administer the Executive's estate or affairs. The Company's obligation to repurchase Shares under this Section 6(c) shall be subject to any financing or other restrictive covenants to which the Company is subject at the time of the proposed repurchase.

                   (d) The price per Share to be paid under this Section 6 shall be the Fair Market Value of as of the last day of the calendar month ending on or immediately before the Termination Date. The purchase price to be paid for any repurchase of Shares pursuant to this Section 6 shall be paid in cash.

                   (e) The purchasers of any Shares pursuant to this Section 6 will be entitled to require all of the sellers of Shares to provide representations and warranties from each such seller regarding (i) such seller's power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Shares, (ii) such seller's ownership of such Shares and the absence of any liens, pledges, and other encumbrances on such Shares and (iii) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such seller or the assets of such seller are bound as the result of such sale.

                   (f) Should the Company or any of its designees elect to exercise the repurchase rights pursuant to this Section 6 and any seller fails to deliver such Shares in accordance with the terms hereof, the purchaser of such Shares hereunder may, at its option, in addition to all other remedies it may have, deposit the repurchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to such seller in accordance herewith), whereupon the Company shall by written notice to such seller (i) cancel on its books the certificates(s) representing such Shares registered in the name of such seller and (ii) issue to the purchaser, in lieu thereof, new certificate(s) representing such Shares registered in the purchaser's name, and all of the seller's right, title, and interest in and to such Shares shall terminate in all respects.

SECTION 7.         NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

                   The Executive will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as later defined) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive's performance of duties assigned to the Executive by the Company.

SECTION 8.         INVENTIONS AND PATENTS.

                   The Executive agrees that all Work Product (as later defined) belongs to the Company. The Executive will perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

SECTION 9.         NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT.

                   The Executive acknowledges and agrees that during the course of the Executive's association with the Company or any of its Subsidiaries, the Executive will have the opportunity to develop relationships with employees, customers and other business associates of the Company and its Subsidiaries which relationships constitute goodwill of the Company and its Subsidiaries, and the Company and its Subsidiaries would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, from and after the Commencement Date, the Executive covenants and agrees to comply with the terms and provisions set forth in this Section 9.

                   (a) The Executive acknowledges that the Company and its Subsidiaries currently conduct the Business throughout the world (the "Territory"). Accordingly, during the period (the "Non-Compete Period") commencing on the Commencement Date and ending on (x) in the case of a termination for any reason except Expiration, the first anniversary of the Termination Date, or (y) in the case of an Expiration, the Termination Date, the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which competes with the Business, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person. To the extent that the covenant provided for in this Section 9(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of this Section 9(a), and to add or delete specific words or phrases. This Section 9(a) as modified shall then be enforced.

                   (b) The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or any of its Subsidiaries, (ii) solicit any customer of the Company or any of its Subsidiaries to purchase products or services of or on behalf of the Executive or such other Person that are competitive with the products or services provided by the Company or any of its Subsidiaries or (iii) take any action intended to cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company's or any of its Subsidiaries' conduct of their business.

                   (c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits under this Agreement and the Option Agreement, to clearly justify such restrictions which, in any event, he does not believe would prevent him from otherwise earning a living.

SECTION 10.        DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT.

                   The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

SECTION 11.        INSURANCE.

                   The Company may, for its own benefit, maintain "keyman" life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies.

SECTION 12.        ENFORCEMENT.

                   Because the Executive's services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 7, 8, 9 or 10, any payments then or thereafter due from the Company to the Executive pursuant to Section 5(a)(ii) shall be terminated forthwith and the Company's obligation to pay and the Executive's right to receive such payments shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive's obligations under such Sections 7, 8, 9 and 10 or the Company's other rights and remedies available at law or equity.

SECTION 13.        REPRESENTATIONS.

                   Each party hereby represents and warrants to the other party that the execution, delivery and performance of this Agreement by such party does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which such party is a party or any judgment, order or decree to which such party is subject. In addition, the Executive represents and warrants to the Company that the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any Person other than the Company or one of its affiliates.

SECTION 14.        DEFINITIONS.

                   "Board" shall mean the board of directors of the Company, excluding the Executive if he should be a member of the Board.

                   "Business Day" shall mean any day that is not (a) a Saturday, Sunday or legal holiday or (b) a day in which banks are not required to be open in New York, New York.

                   "Cause" shall mean:

                   (a) the conviction of the Executive of a crime involving his fraud, theft or dishonesty;

                   (b) the material and willful breach by the Executive of his responsibilities under this Agreement or willful failure to comply with reasonable directives or policies of the Board, but only if the Company has given Executive written notice specifying the breach or failure to comply, demanding that the Executive remedy the breach or failure to comply and giving the Executive an opportunity to be heard in connection with the breach or failure to comply, and the Executive either (i) failed to remedy the alleged breach or failed to comply within thirty days after receipt of the written notice or (ii) failed to take all reasonable steps to that end during the thirty days after he received the notice;

                   (c) the continued use of alcohol or drugs by the Executive to an extent that, in the good faith determination of the Board, such use interferes with the performance of the Executive's duties and responsibilities; or

                   (d) the conviction of the Executive for violating any law constituting a felony (including the Foreign Corrupt Practices Act of 1977).

                   "Common Stock" means the common stock of the Company.

                   "Confidential Information" means information that is not known to the public, that is used, developed or obtained by the Company or any of its Subsidiaries in connection with the Business, and that the Executive learns in the course of performing services for the Company or any of its Subsidiaries, including, but not limited to, (a) information, observations, procedures and data obtained by the Executive while employed by the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company or any of its Subsidiaries, (b) products or services of the Company or any of its Subsidiaries, (c) costs and pricing structures of the Company or any of its Subsidiaries, (d) analyses of the Company or any of its Subsidiaries, (e) drawings, photographs and reports of the Company or any of its Subsidiaries, (f) computer software, including operating systems, applications and program listings of the Company or any of its Subsidiaries, (g) flow charts, manuals and documentation of the Company or any of its Subsidiaries, (h) data bases of the Company or any of its Subsidiaries, (i) accounting and business methods of the Company or any of its Subsidiaries, (j) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice of the Company or any of its Subsidiaries, (k) customers and customer lists of the Company or any of its Subsidiaries, (l) other copyrightable works of the Company or any of its Subsidiaries, (m) all production methods, processes, technology and trade secrets of the Company or any of its Subsidiaries, and (n) all similar and related information of the Company or any of its Subsidiaries in whatever form. Confidential Information will not include any information that is now or later becomes part of the public domain, without breach of this Agreement by the Executive. Confidential Information will not be deemed to be in the public domain merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

                   "Disability" shall means a condition or disease of the Executive that would cause him to be considered "disabled" within the meaning of the Company's long-term disability plan as in effect at the relevant time, as determined by the Company's long-term disability insurance carrier.

                   "Fair Market Value" shall mean, with respect to any Share, as of any date of determination, the fair value of each Share (or, with respect to a warrant or option, the fair value of each Share obtainable upon exercise thereof net of the exercise price), determined in accordance with the terms hereof. At any time that the Fair Market Value shall be required to be determined hereunder, the Board shall make a good faith determination (the "Board's Determination") of the fair market value of each Share within thirty
(30) days of the delivery (i) by the Company of the Repurchase Notice or (ii) by the Executive of the Put Notice (in each case, without taking into account that the Shares may be "restricted securities" and without any discount for the minority position represented by the Shares) and shall provide within such 30-day period to each member of the Executive Group with respect to whose Shares such determination is being made, a written notice thereof which notice shall set forth supporting data in respect of such calculation (the "Determination Notice"). Each member of the Executive Group shall have thirty (30) days following receipt of the Determination Notice within which to deliver to the Company a written notice (the "Objection Notice") of an objection, if any, to the Board's Determination, which Objection Notice shall set forth such member of the Executive Group's good faith determination (the "Shareholder's Determination") of the fair value of each Share. The failure by such member of the Executive Group to deliver the Objection Notice within such 30-day period shall constitute such Person's acceptance of the Board's Determination as conclusive. In the event of the timely delivery of an Objection Notice, the Company and applicable members of the Executive Group shall attempt in good faith to arrive at an agreement with respect to the Fair Market Value, which agreement shall be set forth in writing within fifteen (15) days following delivery of the Objection Notice. If the Company and the applicable members of the Executive Group are unable to reach an agreement within such 15-day period, the matter shall be promptly referred for determination to a regionally or nationally recognized investment banking or valuation firm (the "Valuer") reasonably acceptable to the Company and the applicable members of the Executive Group. The Company and the applicable members of the Executive Group will cooperate with each other in good faith to select such Valuer. The Valuer may select the Board's Determination or the Shareholder's Determination as the Fair Market Value or may select any other number or value (determined without taking into account that the Shares may be "restricted securities" and without any discount for the minority position represented by such Shares). The Valuer's selection will be furnished to the Company and the applicable members of the Executive Group in writing and will be conclusive and binding upon the Company and the applicable members of the Executive Group. The fees and expenses of the Valuer shall be borne equally by the Company, on the one hand, and the applicable members of the Executive Group (on a pro rata basis based on the number of Shares being purchased), on the other.

                   "Family Group" means (a) the Executive's spouse and descendants (whether natural or adopted) and (b) any trust solely for the benefit of such individual and/or the individual's spouse or descendants.

                   "Person" means any individual, firm, corporation, partnership or other entity, and shall include and successor (by merger or otherwise) of such entity.

                   "Resignation for Good Reason" occurs if the Executive terminates his employment with the Company and its Subsidiaries because, without Executive's express written consent, any of the events described below occurs during the Employment Period.

                   (a) The Company significantly diminishes the Executive's assigned duties and responsibilities from the level or extent at which they existed on the Commencement Date, including, without limitation, if the Company removes Executive's title or materially diminishes the powers associated with the Executive's title. The Executive must deliver written notice to the Company specifying the diminution in assigned duties and responsibilities that he believes constitutes Good Reason, and the Company must fail to reverse the same or to take all reasonable steps to that end within thirty days after receiving the notice.


                   (b) The Company reduces the Executive's Base Salary below that in effect on the Commencement Date.

                   (c) The Company requires the Executive to, or assigns duties to the Executive which would reasonably require him to, relocate his principal business office more than fifty (50) miles from where it is located on the Commencement Date.

                   (d) The Company fails to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement that applied to the Executive on the Commencement Date, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to the Executive is not materially less than their aggregate value as of the Commencement Date.

                   "Retirement" means a separation from the service of the Company that would be treated as a normal retirement or early retirement under the Pliant Corporation Defined Benefit Pension Plan.

                   "Shares" means (a) shares of any Common Stock purchased or otherwise acquired by the Executive (including, without limitation, any shares of Common Stock purchased upon exercise of an option to acquire Common Stock or acquired upon the consummation of a merger), (b) shares of any equity securities issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, exchange of capital stock, recapitalization, merger, consolidation or other reorganization and (c) any other shares of capital stock of the Company purchased or otherwise acquired by the Executive.

                   "Stockholders' Agreement" means the Stockholders' Agreement dated as May 31, 2000, among the Company and the stockholders of the Company from time to time, as amended, modified or supplemented from time to time.

                   "Subsidiary" of a Person means any corporation or other Person fifty percent or more of whose outstanding equity interests are directly or indirectly owned by the first Person.

                   "Work Product" shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's or any of its Subsidiaries' business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company or any of its Subsidiaries (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

SECTION 15.        GENERAL PROVISIONS.

                   (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                   (b) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and sufficient if (i) delivered personally, (ii) delivered by certified United States Post Office mail, return receipt requested, (iii) telecopied or (iv) sent to the recipient by a nationally-recognized overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below:

                           (i)      if to the Executive, to him at:

                                    Brian Johnson
                                    1750 Henly, Unit 18
                                    Glenview, Illinois 60025
                                    Telephone:  847-910-0896

                            (ii)    if to the Company, to:

                                    Pliant Corporation
                                    1515 Woodfield Road
                                    Suite 600
                                    Schaumburg, IL 60173
                                    Telecopier:  (847) 969-3338
                                    Telephone:  (847) 969-3357
                                    Attention to:  Larry Shepler

                           with copies to:

                                    Southwest Industrial Films, LLC
                                    c/o J.P. Morgan Partners, LLC
                                    1221 Avenue of the Americas, 40th Floor
                                    New York, New York 10020
                                    Telephone:  (212) 899-3400
                                    Telecopier:  (212) 899-3401
                                    Attention:  Timothy J. Walsh;

                              and

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza, 41st Floor
                                    New York, New York 10112
                                    Telephone:  (212) 408-2400
                                    Telecopier:  (212) 408-2420
                                    Attention:  Ilan S. Nissan, Esq.;

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by mail, on the date received, (iii) if telecopied, on the date telecopied as evidenced by confirmed receipt, and (iv) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch.

                   (c) Entire Agreement. This Agreement and the documents expressly referred to herein embody the complete agreement and understanding among the parties and, with respect to the subject matter of this Agreement, supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                   (d) Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature to this Agreement that is delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Agreement.

                   (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate, as the case may be; provided, however, that the obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

                   (f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

                   (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                   (h) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                   (i) Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that one party drafted the provision or caused it to be drafted.

                   (j) Descriptive Headings; Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

                   (k) Effectiveness. This Agreement shall not be deemed effective until the Commencement Date.

                   IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.



                                                     PLIANT CORPORATION


                                                     By: /s/ Jack Knott
                                                        -----------------------
                                                        Name:  Jack Knott
                                                        Title: President

                                                     EXECUTIVE:

                                                        /s/ Brian E. Johnson
                                                        -----------------------
                                                        Brian Johnson

                                    EXHIBIT A



                           [Form of Option Agreement]

                                                    OPTION AGREEMENT dated as of
                                      April 16, 2001 (this "Agreement"), between
                                      PLIANT CORPORATION, a Utah corporation
                                     (the "Corporation"), and BRIAN JOHNSON (the
                                     "Optionee").

     The Corporation, acting through its Board of Directors (the "Board") or a committee thereof, has granted to the Optionee, effective as of the date of this Agreement, an option under the Pliant Corporation 2000 Stock Incentive Plan, as amended, restated, modified or supplemented (the "Plan"), to purchase Common Stock, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereby agree as set forth below.

     SECTION 1. DEFINITIONS.

     As used in this Agreement, the following capitalized terms have the meanings set forth below.

     "Acceleration Event" has the meaning given to such term in Section 5(g).

     "Acquisition" has the meaning given to such term in Section 5(c).

     "Adjusted EBITDA" has the meaning given to such term in Section 5(c).

     "Adjusted Net Debt" has the meaning given to such term in Section 5(c).

     "Agreement" has the meaning given to such term in the caption.

     "Board" has the meaning given to such term in the recital.

     "Common Stock Equivalent" has the meaning given to such term in Section
     5(c).

     "Corporation" has the meaning given to such term in the caption.

     "Divestiture" has the meaning given to such term in Section 5(c).

     "EBITDA" has the meaning given to such term in Section 5(c).

     "Exercise Notice" has the meaning given to such term in Section 6.

     "MVPSE" has the meaning given to such term in Section 5(c).

     "Net Debt" has the meaning given to such term in Section 5(c).

     "Option" has the meaning given to such term in Section 3.

     "Optionee" has the meaning given to such term in the caption.

     "Option Price" has the meaning given to such term in Section 3.

     "Option Shares" has the meaning given to it in Section 3.

     "Option Term" has the meaning given to such term in Section 4.

     "Plan" has the meaning given to such term in the recital.

     "Preferred Value" has the meaning given to such term in Section 5(c).

     "Retirement" means a separation from the service of the Corporation that would be treated as a normal retirement or early retirement under the Pliant Corporation Defined Benefit Pension Plan.

     "Target Date" has the meaning given to such term in Section 5(b)(i).

     "Target MVPSE" has the meaning given to such term in Section 5(b)(i).

     "Vested Shares" means the Option Shares with respect to which the Option is exercisable at any particular time, in accordance with Section 5.

     "Vesting Date" means the date on which an Option vests.

     SECTION 2. THE PLAN.

     The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. Unless otherwise explicitly stated herein, in the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall govern. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned in the Plan. A copy of the Plan may be obtained from the Corporation by the Optionee at any time upon request.

     SECTION 3. OPTION; OPTION PRICE; TYPE OF OPTIONS.

     On the terms and subject to the conditions of this Agreement, the Optionee shall have the option (the "Option") to purchase up to 5,000 shares of Common Stock (the "Option Shares") at the price of $483.13 per share of Common Stock (the "Option Price"). The Option is not intended to qualify for federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Code.

     SECTION 4. TERM.

     The term of the Option (the "Option Term") shall commence on the date hereof and expire on the tenth anniversary of the date hereof, unless the Option shall theretofore have been terminated in accordance with the terms of the Plan or this Agreement.

     SECTION 5. TIME OF EXERCISE.

          (a) If the Optionee is employed by the Corporation at the time of the Optionee's death, Disability or Retirement, all of the Options shall automatically vest on the effective date of the termination of employment related thereto.

          (b)  The Options shall automatically vest in installments as follows:

               (i)  if the "Market Value Per Share of Equity" or MVPSE
          (as defined in Section 5(c)) is at least $550.50 (such amount, and each such amount specified in subsections (ii) through (vi) below, the "Target MVPSE") on December 31, 2001 (such date, and each such date specified in subsections (ii) through (vi) below, a "Target Date"), one-fifth of the Options shall vest;

               (ii) if the MVPSE is at least $687.50 on December 31, 2002, one-fifth of the Options shall vest;

               (iii) if the MVPSE is at least $859.40 on December 31, 2003, one-fifth of the Options shall vest;

                    (iv) if the MVPSE is at least $1,074.20 on December 31, 2004, one-fifth of the Options shall vest; and

                    (v) if the MVPSE is at least $1,342.77 on December 31, 2005, one-fifth of the Options shall vest.

          (c)  Market Value Per Share of Equity.

     The "Market Value Per Share of Equity" ("MVPSE") on any given date shall equal (I) other than in connection with an Acceleration Event, the quotient obtained by dividing (x) the difference between (A) the product of (1) Adjusted EBITDA and (2) 8.0 and (B) Adjusted Net Debt by (y) the number of outstanding Common Stock Equivalents or (II) in connection with an Acceleration Event, the price (whether payable in cash or property) per Common Stock Equivalent paid to stockholders or other securityholders of the Corporation in connection with such Acceleration Event, where, in each case of (I) and (II):

     "Common Stock Equivalent" means, at any time, one share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant or convertible security;

     "EBITDA" equals earnings from operations before interest expense, taxes, depreciation and amortization on the applicable date, determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), calculated on a trailing twelve (12) month basis;

     "Adjusted EBITDA" equals the Corporation's EBITDA, as adjusted below, on the applicable date;

     "Net Debt" equals the Corporation's total indebtedness on the applicable date plus the Preferred Value minus balance sheet "Cash and Cash Equivalents" as of such date, determined in accordance with GAAP;

     "Preferred Value" equals, at the time of determination, the sum of (x) with respect to the Corporation's Series A Preferred Stock, the Series A Liquidation Amount and (y) with respect to any other series of the Corporation's preferred stock, the amount to be paid by the Corporation to the holders of such series of preferred stock upon a liquidation of the Corporation or similar event in accordance with the terms of the Restated Charter, if any.

     "Restated Charter" means the amended and restated certificate or articles of incorporation of the Corporation, as in effect at the time of determination, including any certificates of designation or articles of amendment.

     "Series A Liquidation Amount" has the meaning set forth in the Restated Charter.

     "Adjusted Net Debt" equals Net Debt, as adjusted below, on the applicable date.

     Adjusted EBITDA and Adjusted Net Debt shall be determined by making the following adjustments to the Corporation's EBITDA and to Net Debt:

               (i) if the Corporation completes a material acquisition (an "Acquisition") during any of the first three quarters of a calendar year, the EBITDA of the acquired entity or business for the portion of the calendar year prior to the Acquisition shall be included in Adjusted EBITDA;

               (ii) if the Corporation completes a material divestiture (a "Divestiture") during any of the first three quarters of a calendar year, the EBITDA of the divested assets or business for the portion of the calendar year prior to the Divestiture shall be excluded from Adjusted EBITDA;

               (iii) if the Corporation engages in an Acquisition during the fourth quarter of a calendar year, an amount equal to the total of (x) all debt incurred with respect to the Acquisition and (y) all transaction costs associated with the Acquisition shall be excluded from Adjusted Net Debt; and

               (iv) if the Corporation engages in a Divestiture during the fourth quarter of a calendar year, (x) the total amount of the proceeds received by the Corporation with respect to the Divestiture shall be included in Adjusted Net Debt, and (y) the total amount of the budgeted EBITDA for the divested assets or business for all periods of the calendar year subsequent to the Divestiture shall be included in Adjusted EBITDA.

     For purposes of this Agreement only, the MVPSE shall be determined within ninety (90) days after the end of each calendar year or at such other date as may be necessary to calculate MVPSE for purposes of this Agreement.

     (d) Vesting Percentage. If the MVPSE is, as of a Target Date, less than the applicable Target MVPSE, but is greater than ninety percent (90%) of the applicable Target MVPSE as of such Target Date, a percentage of the Options available for vesting as of such Target Date shall vest according to the following proportionate release schedule:


                      Actual MVPSE as a                                        Percentage of Performance
                 Percentage of Target MVPSE                                          Vested Shares
                            90.0%                                                          0%
                            92.5%                                                         25%
                            95.0%                                                         50%
                            97.5%                                                         75%
                            100%                                                         100%.

The percentage of Options vesting shall be prorated for one-half percentage increases between the MVPSE percentages shown (e.g., if the MVPSE is at least 90.5%, but less than 91.0%, of Target MVPSE, 5% of the Options available for vesting as of the Target Date would vest).

          (e) "Clawback" Rights. Notwithstanding any other provision of this Section 5, if the MVPSE is less than the applicable Target MVPSE on any Target Date (a "Prior Unsatisfied Target"), but thereafter the MVPSE equals or exceeds the applicable Target MVPSE on any subsequent Target Date on or prior to December 31, 2005, all Options which have not vested in any prior year with respect to all Prior Unsatisfied Targets occurring on or prior to such subsequent Target Date shall thereupon vest. As an example, if 0% and 0% of the Vested Shares have vested as of December 31, 2001 and 2002, respectively, and the MVPSE was equal to $860.00 on December 31, 2003, then (A) 100% of the Vested Shares scheduled to vest as of December 31, 2003, would vest; and (B) 100% of the Vested Shares scheduled to vest as of December 31, 2001 and 2002, would vest. As a further example, if 0% and 0% of the Vested Shares have vested as of December 31, 2001 and 2002, respectively, and the MVPSE was equal to $795.00 on December 31, 2003, then (A) 25% of the Vested Shares scheduled to vest as of December 31, 2003, would vest and (B) no additional Vested Shares scheduled to vest as of December 31, 2001 or 2002, would vest.

          (f) Automatic Vesting. Any Options that have not vested according to the foregoing provisions of this Section 5 shall automatically vest on December 31, 2009, so long as Optionee is an employee of the Corporation on such date.

          (g)  Acceleration Event.

               (i) An "Acceleration Event" shall occur in the event of Change of Control of the Corporation, as such term is defined in the Indenture dated as of the date hereof between the Corporation and The Bank of New York, as trustee, as amended, modified or supplemented from time to time.

               (iii) If an Acceleration Event occurs on or before December 31, 2005, some or all of the Options which have not vested (because the Target Dates and/or Target MVPSE have not yet been reached) shall vest immediately prior to the Acceleration Event in an amount equal to the average percentage of Options that have vested up to the date of the Acceleration Event multiplied by the total number of unvested Options, taking into account the effect of Section 5(e). Further, for purposes of calculating the MVPSE in connection with an Acceleration Event, Target MVPSE shall be prorated to the end of the calendar month immediately prior to the Acceleration Event. For example, if the Optionee had vested of 0% and 80% of the Options as of December 31, 2001 and 2002, respectively, and an Acceleration Event occurred in July, 2003, and the actual MVPSE was equal to $734.77, then (A) the Target MVPSE would be prorated to June 30, 2003, pursuant to this Section 5(g) ($687.50 + [.50 x ($859.40 - $687.50)] =
     $773.45); (B) the June 30, 2003, actual MVPSE as a percentage of the prorated Target MVPSE as of December 31, 2003, would be 95%; (C) therefore, 50% of the Options scheduled to vest as of December 31, 2003, would vest, pursuant to Section 5(d), immediately prior to the Acceleration Event; and
     (D) immediately prior to the Acceleration Event, 43.33% [(0 + 80 + 50) / 3 = 43.33] of the Options scheduled to vest based on the MVPSE as of December 31, 2004 and 2005, would vest, all for the immediate benefit of the Optionee. As a further example, if 0% and 0% of the Options have vested as of December 31, 2001 and 2002, respectively, and an Acceleration Event occurs on or before June 30, 2003, and the actual MVPSE was equal to $796.65, then (A) the Target MVPSE would be prorated to June 30, 2003, pursuant to this Section 5(g) ($773.45); (B) the June 30, 2003, actual MVPSE as a percentage of the prorated Target MVPSE as of December 31, 2003, would be 103%; (C) 100% of the Options scheduled to vest as of December 31, 2003, would vest pursuant to Section 5(d), immediately prior to the Acceleration Event; and (D) taking into account the effect of Section 5(e), and immediately prior to the Acceleration Event, 100% of the Options scheduled to vest based on the MVPSE as of December 31, 2001, 2002, 2004 and 2005, would vest, all for the immediate benefit of the Optionee. If an Acceleration Event occurs after December 31, 2005, no additional Options shall vest pursuant to this Section 5(g).

     (h) Fractional Shares. Notwithstanding any other provisions of this Agreement, no fractional shares shall vest until a number of such fractional shares accumulate to equal one share.

     (i) The Options shall remain exercisable in accordance with the terms and conditions of this Agreement and the Plan. Notwithstanding anything contained in
Section 5 to the contrary, Option Shares that do not constitute Vested Shares on the date the Optionee's employment with the Corporation terminates for any reason shall not become Vested Shares at any time after such date.


     SECTION 6. PROCEDURE FOR EXERCISE.

     (a) The Option may be exercised with respect to Vested Shares, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice in the form attached hereto as Exhibit A (the "Exercise Notice") from the Optionee to the Secretary of the Corporation, which Exercise Notice shall state, or be accompanied by, as the case may be:

          (i)   that the Optionee elects to exercise the Option;

          (ii) the number of Vested Shares with respect to which the Optionee is exercising the Option;

          (iii) any representations of the Optionee required under Section 8;

          (iv) the date upon which the Optionee desires to consummate the purchase of such Vested Shares (which date must be prior to the termination of the Option);

          (v)   the method of payment for such Vested Shares;

          (vi)  payment for such Vested Shares; and

          (vii) comply with such further provisions consistent with the Plan as the Committee may reasonably require.

     (b) The Corporation shall be entitled to require as a condition of delivery of the Vested Shares that the Optionee remit or, in appropriate cases, agree to remit when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local income tax withholding and the Optionee's portion of any employment or payroll taxes, if any, relating thereto.


     SECTION 7. NO RIGHTS AS A HOLDER OF COMMON STOCK.

     The Optionee shall not have any rights or privileges of a shareholder of Common Stock with respect to any Option until the date of receipt of payment by the Corporation for such shares pursuant to the exercise of such Option.

     SECTION 8. ADDITIONAL PROVISIONS RELATED TO EXERCISE.

     In the event of the exercise of the Option at a time when there is not in effect a Registration Statement relating to the Option, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Corporation that the Option and any Vested Shares purchased hereunder are being acquired for investment only and not with a view to the distribution thereof. The Optionee shall provide the Corporation with such further representations and warranties as the Board may require in order to ensure compliance with applicable federal and state securities, "blue sky" and other laws. No Vested Shares shall be purchased upon the exercise of the Option unless and until the Corporation and/or the Optionee shall have complied with all applicable federal or state or provincial registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction. Each of the Corporation and the Optionee shall use reasonable efforts to comply with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction in connection with the exercise of the Option.


     SECTION 9. OPTIONEE'S EMPLOYMENT.

     Nothing in the Option shall confer upon the Optionee any right to be employed by the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or its Subsidiaries or equity holders, as the case may be, to terminate the Optionee's employment or to increase or decrease the Optionee's compensation at any time, as applicable.


     SECTION 10. NOTICES.

     All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

     (a)  if to the Corporation, to it at:

               Pliant Corporation
               1515 Woodfield Road
               Suite 600
               Schaumburg, IL 60173
               Attention: Larry Shepler
               Facsimile: (847) 969-3338
               Telephone: (847) 969-3357

               with a copy to:

               O'Sullivan Graev & Karabell, LLP
               30 Rockefeller Plaza, 41st Floor

               New York, New York  10112
               Attention: Ilan S. Nissan, Esq.
               Facsimile: 212-408-2420
               Telephone: 212-408-2400; and

     (b) if to the Optionee, at the address (or facsimile number, if any) set forth on the signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date sent), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day after the date on which the piece of mail containing such communication is posted.


     SECTION 11. WAIVER OF BREACH.

     The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.


     SECTION 12. OPTIONEE'S UNDERTAKING.

     The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents (including, but not limited to, a joinder to the Stockholders' Agreement agreeing to be bound thereto as a Management Stockholder (as defined in the Stockholders' Agreement)) the Corporation may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.


     SECTION 13. MODIFICATION OF RIGHTS.

     The rights of the Optionee are subject to modification and termination as provided in this Agreement and the Plan.


     SECTION 14. GOVERNING LAW.

     THIS AGREEMENT IS EXECUTED AND DELIVERED IN, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF UTAH WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICTS OF LAW PROVISIONS (WHETHER IN THE STATE OF UTAH OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF UTAH.

     SECTION 15. MUTUAL WAIVER OF JURY TRIAL.

     THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.


     SECTION 16. COUNTERPARTS AND FACSIMILE EXECUTION.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.


     SECTION 17. ENTIRE AGREEMENT; THE PLAN.

     This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.


     SECTION 18. SEVERABILITY.

     In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.


     SECTION 19. ACKNOWLEDGMENT.

     The Optionee hereby acknowledges receipt of a copy of the Plan.

                                     * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the date first written above.

                                        PLIANT CORPORATION



                                        By: /s/ Jack Knott
                                            ------------------------------------
                                            Name:  Jack Knott
                                            Title: President



                                        OPTIONEE

                                        /s/ Brian E. Johnson
                                        ----------------------------------------
                                        Brian Johnson

                                        Address:   1750 Henly, Unit 18
                                                   Glenview, IL  60025
                                        Telephone: 847-910-0896

                                                                       Exhibit A

                            [Form of Exercise Notice]


                                     [Date]




VIA CERTIFIED MAIL
------------------

Pliant Corporation
2755 East Cottonwood Parkway
Suite 400
Salt Lake City, Utah 84121
Attention: Secretary


Dear Sir or Madam:

     Reference is hereby made to the Option Agreement dated [ ] (the "Option Agreement"), between Pliant Corporation, a Utah corporation (the "Corporation"), and Brian Johnson (the "Optionee"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Option Agreement.

     Pursuant to the terms of the Option Agreement, the undersigned Optionee hereby elects to exercise the Optionee's right to purchase [ ] shares of Common Stock at an Option Price per share equal to $483.13. The date of the exercise of the Options hereunder shall be [ ]. In connection with the foregoing, please find enclosed [cash or personal or certified check] in an amount equal to $[ ].

                                        Sincerely,


                                        ----------------------------------------
                                        Brian Johnson